SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Companhia Paranaense de Energia – Copel

(Exact Name of Registrant as Specified in Its Charter)

Energy Company of Parana – Copel

(Translation of Registrant’s name into English)

FEDERATIVE REPUBLIC OF BRAZIL
(Jurisdiction of Incorporation
or Organization)

Not Applicable

(IRS Employer Identification Number)

Rua Coronel Dulcídio, 800, 3rd floor – 80420.170 Curitiba, Paraná, Brazil

Tel: +55 41 3331 4011

(Address and telephone number of Registrant’s Principal Executive Offices)

Copy to:

Nicolas Grabar, Esq.

Francesca L. Odell, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file numbers to which this form relates:

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Shares, without par value	New York Stock Exchange (“NYSE”)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrants’ Securities to be Registered.

The securities to be registered hereby are the common shares, without par value (the “Common Shares”) of Companhia Paranaense de Energia – Copel (the “Registrant”). The Registrant hereby incorporates by reference the description of the Common Shares included in the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2021 (File No. 001-14668), under the headings “Dividend Payment” and “Item 10. Additional Information – Memorandum and Articles of Association.”

Item 2.	Exhibits.

99 (A). Corporate Bylaws of Companhia Paranaense de Energia – Copel (incorporated herein by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2020 (File No. 001-14668), filed on April 19, 2021).

99 (B). Form of Amended and Restated Deposit Agreement (For Units), among Companhia Paranaense de Energia – Copel, The Bank of New York, as depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each of the Registrants has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized.

Companhia Paranaense de Energia – Copel

(Registrant)
By: /s/ Daniel Pimentel Slaviero
Name: Daniel Pimentel Slaviero Title: Chief Executive Officer
By: /s/ Adriano Rudek de Moura
Name: Adriano Rudek de Moura Title: Chief Financial Officer and Investor Relations Officer

Date: April 23, 2021

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99 (A).	Corporate Bylaws of Companhia Paranaense de Energia – Copel (incorporated herein by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the fiscal year ended December 31, 2020 (File No. 001-14668), filed on April 19, 2021).
99 (B).	Form of Amended and Restated Deposit Agreement (For Units), among Companhia Paranaense de Energia – Copel, The Bank of New York, as depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder.